Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Year End 2022 Results

NEWPORT BEACH, CA, March 16, 2023 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company” or “we”) announces its financial results for the year ended 2022.

For the fourth quarter of 2022, the Company reported a net loss of $(11.8) million, or $(0.38) per diluted common share, and adjusted earnings (loss) of $(11.0) million, or $(0.35) per diluted common share, as compared to net earnings of $3.6 million, or $0.15 per diluted common share, and adjusted earnings (loss) of $(5.0) million, or $(0.23) per diluted common share, for the fourth quarter of 2021.

For the year ended December 31, 2022, the Company reported a net (loss) of $(39.4) million, or $(1.65) per diluted common share, and adjusted earnings (loss) of $(52.0) million, or $(2.17) per diluted common share, as compared to a net (loss) of $(3.9) million, or $(0.22) per diluted common share, and adjusted earnings (loss) of $(12.4) million, or $(0.58) per diluted common share, for the year ended December 31, 2021.

Adjusted earnings (loss) is not considered an accounting principle generally accepted in the United States of America (“non-GAAP”). Adjusted earnings (loss) is a financial measurement calculated by adjusting GAAP earnings before tax to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and legacy non-recurring expenses. The Company believes adjusted earnings (loss) more accurately reflects the Company’s current business operations of mortgage originations. Adjusted earnings (loss) adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. See the discussion and reconciliation of non-GAAP adjusted earnings (loss) further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended			For the Year Ended
(in thousands, except share data)	December 31,	September 30,	December 31,	December 31,	December 31,
(unaudited)	2022	2022	2021	2022	2021
Revenues:
Gain (loss) on sale of loans, net	$865	$(682)	$14,861	$6,317	$65,294
Real estate services fees, net	349	290	212	1,081	1,144
(Loss) gain on mortgage servicing rights, net	(157)	196	(68)	194	34
Servicing fees (expense), net	36	32	(39)	63	(432)
Broker fee income	50	—	—	50	—
Other	(73)	3	(29)	890	279
Total revenues (expenses), net	1,070	(161)	14,937	8,595	66,319
Expenses:
Personnel expense	5,060	5,701	13,204	30,705	52,778
General, administrative and other	3,664	3,792	3,978	15,698	16,795
Occupancy	2,041	1,038	1,062	5,297	4,236
Business promotion	261	545	2,249	4,425	7,395
Total expenses	11,026	11,076	20,493	56,125	81,204
Operating (loss) earnings:	(9,956)	(11,237)	(5,556)	(47,530)	(14,885)
Other (expense) income:
Net interest (expense) income	(1,390)	(1,334)	403	(3,869)	2,398
Change in fair value of long-term debt	(430)	(435)	1,459	2,757	2,098
Change in fair value of net trust assets	—	—	7,284	9,248	6,582
Total other (expense) income, net	(1,820)	(1,769)	9,146	8,136	11,078
(Loss) earnings before income taxes	(11,776)	(13,006)	3,590	(39,394)	(3,807)
Income tax expense	(8)	7	8	38	71
Net (loss) earnings	$(11,768)	$(13,013)	$3,582	$(39,432)	$(3,878)
Other comprehensive (loss) earnings:
Change in fair value of instrument specific credit risk	6,097	3,347	(1,148)	17,213	(2,722)
Total comprehensive (loss) earnings	$(5,671)	$(9,666)	$2,434	$(22,219)	$(6,600)

Diluted weighted average common shares	31,144	21,523	21,359	23,918	21,332
Diluted (loss) earnings per share	$(0.38)	$(0.62)	$0.15	$(1.65)	$(0.22)

Net loss for the year ended December 31, 2022 increased to $39.4 million as compared to $3.9 million for the year ended December 31, 2021. The year over year increase in net loss was primarily due to a $59.0 million decrease in gain on sale of loans, net, coupled with a $2.9 million decrease in other income, which was partially offset by a $25.1 million decrease in operating expenses. The sharp and unexpected decline in gain on sale of loans, net reflects the intense pressure on mortgage originations due to the dramatic collapse of the mortgage refinance market and the weakening mortgage purchase market, which has suffered from a lack of housing inventory and significant increase in mortgage interest rates resulting in customer affordability issues. The increase in interest rates which began in the fourth quarter of 2021 caused a significant increase in credit spreads, which accelerated through the fourth quarter 2022, resulting in a substantial over supply of low coupon originations causing a severe decline in margins and diminishing capital market distribution exits for originators reliant upon an aggregation execution model. To mitigate the risks associated with reduced distribution exits and extended settlement timelines, we began pulling back on production, significantly increasing the pricing on our loan products as well as completely shifting to best-efforts delivery for non-agency production in the first quarter of 2022. As a result, origination volumes decreased significantly during 2022. For the year ended December 31, 2022, we originated $693.7 million of loans as compared to $2.9 billion of loans originated during the same period in 2021. During the year ended December 31, 2022, margins were 91 bps as compared to 225 bps during the same period in 2021.

Other income decreased $2.9 million to $8.1 million for the year ended December 31, 2022, primarily due to a $3.6 million reduction in trust gains and net interest (expense) income collectively, which was the result of the sale of the legacy securitization portfolio during the first quarter of 2022, and which was in turn offset by a $659 thousand increase in fair value of our long-term debt. Offsetting the decreases in total revenues and other income was a $25.1 million decrease in operating expenses during 2022 primarily due to a reduction in variable compensation commensurate with reduced originations as well as a reduction in headcount to support reduced volume.

Total expenses decreased to $56.1 million for the year ended December 31, 2022 compared to $81.2 million for the comparable period 2021. Personnel expense decreased $22.1 million to $30.7 million for the year ended December 31, 2022 as compared to $52.8 million in the same period in 2021. The decrease in personnel expense was primarily related to a reduction in variable compensation, as well as a reduction in headcount to support reduced volume as compared to the same period in 2021. Average headcount decreased 37% to 210 for the year ended December 31, 2022 as compared to 335 for the same period in 2021.

General, administrative and other expenses decreased to $15.7 million for the year ended December 31, 2022 compared to $16.8 million for the same period in 2021. The decrease in general, administrative and other expenses was the result of an $1.7 million decrease in data processing, professional fees and general administrative and other expense all related to a reduction in fundings during the period. Partially offsetting the decline in general, administrative and other expenses was a $348 thousand increase in legal fees associated with the exchange offer we completed in the fourth quarter for our then outstanding Series B Preferred Stock and Series C Preferred Stock and a $215 thousand increase in common area maintenance (CAM) expense primarily related to a true up of prior and current year maintenance for the corporate headquarters.

Occupancy expense increased to $5.3 million for the year ended December 31, 2022 compared to $4.2 million for the same period in 2021. The increase in occupancy expense was primarily due to the modification and early termination of the Company’s corporate office. On December 15, 2022, Impac Funding Corporation (IFC) a wholly-owned subsidiary of the Company, and Jacaranda Holdings, LLC (the Landlord), entered into a Lease Termination Agreement (the Termination Agreement) relating to the lease (the Lease) for the Company’s primary executive, administrative and operations offices located at 19500 Jamboree Road, Irvine, California (the Premises). The Lease, as amended, was originally entered into in March 2005, and the Premises consisted of approximately 120,000 sq. ft. Pursuant to the Termination Agreement, IFC and Landlord agreed to terminate the Lease on January 31, 2023, in lieu of the Lease’s original expiration date of September 30, 2024. In accordance with the terms of the Termination Agreement, on December 16, 2022, IFC paid to Landlord the termination consideration of $3.0 million among other required action items. As a result of the Termination Agreement, the Company accounted for the termination as a lease modification, recording an additional $970 thousand of occupancy expense in December 2022 related to the modification, with an additional $1.2 million in occupancy expense occurring in January 2023, when the Premises was vacated. Additionally, during the first quarter of 2022, the Company recorded a $123 thousand right of use (ROU) asset impairment charge related to the sublease of approximately 1,900 sq. ft. of a floor within the Company’s previous corporate office, reducing the carrying value of the lease asset to its estimated fair value.

Business promotion decreased $3.0 million to $4.4 million for the year ended December 31, 2022 compared to $7.4 million for the comparable period in 2021. Business promotion previously remained low as a result of the prior more favorable interest rate environment requiring significantly less business promotion to source leads. Beginning in second quarter of 2021, we began to increase our marketing expenditures in an effort to more directly target NonQM production in the retail channel, expand production expansion outside of California and maintain our lead volume as competition increased. Due to the dislocation within the NonQM market based on the significant increase in interest rates, starting in the second quarter of 2022 and continuing through the end of 2022, we reduced our marketing spend as we pulled back on our origination volumes to mitigate the aforementioned risks associated with the current market environment. Although we continue to source leads through digital campaigns, which we believe allows for a more cost-effective approach, the recent competitiveness among other lenders for NonQM production within the California market has driven up advertising costs.

Origination Data
(in millions)

Total Originations	Q4 2022	Q3 2022%		Q4 2021%
Retail	$7.0	$33.1	-79%	$497.3	-99%
Wholesale	$14.5	$28.9	-50%	$262.1	-94%
Total Originations	$21.5	$62.0	-65%	$759.4	-97%

Total Originations	YE 2022	YE 2021%
Retail	$422.0	$2,318.3	-82%
Wholesale	$271.7	$585.1	-54%
Total Originations	$693.7	$2,903.4	-76%

NonQM Originations	YE 2022	YE 2021%
Retail	$199.5	$191.9	4%
Wholesale	$263.0	$491.7	-47%
NonQM Originations	$462.5	$683.6	-32%

For the year ended 2022, total originations were $693.7 million as compared to $2.9 billion in 2021. Retail originations represented the largest channel of originations with 61%, or $422.0 million, of total originations in 2022, which was down from 80% of total originations, or $2.3 billion, in 2021. The decrease in originations as compared to 2021, was due to the continued increase in interest rates which began in the fourth quarter of 2021, resulting in a reduction in purchase loans due to a decrease in home purchase affordability and in refinance volume due to the number of loans that had previously refinanced during the preceding historically low interest rate environment. While we began to shift our origination focus away from more rate and margin sensitive conventional originations during the first quarter of 2021, the increase in interest rates which began in the fourth quarter of 2021 and accelerated throughout 2022, resulted in a significant increase in credit spreads which further resulted in a substantial oversupply of low coupon originations causing a severe decline in margins and diminished capital market distribution exits for originators reliant upon an aggregation execution model. To mitigate the risks associated with reduced distribution exits and extended settlement timelines, we began to pull back on production, significantly increasing the pricing on our loan products as well as completely shifting to a best-efforts delivery for non-agency production in the first quarter of 2022, which significantly reduced our origination volumes during 2022 as compared to 2021. We continue to manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model.

During the fourth quarter of 2021, we originated $382.1 million in NonQM loans and were on pace to exceed our fourth quarter 2021 NonQM originations during the first quarter of 2022, prior to the dislocation in NonQM pricing as a result of widening credit spreads. As described above, as a result of the market dislocation we backed off NonQM production in the latter half of the first quarter of 2022 with NonQM originations decreasing to $18.4 million in the fourth quarter of 2022 down from $314.3 million during the first quarter of 2022, and down from $382.1 million during the fourth quarter of 2021. For the year ended December 31, 2022, NonQM originations decreased to $462.5 million, or 67% of total originations, as compared to $683.6 million, or 24% of total originations, for the year ended December 31, 2021. The increase in the percentage NonQM originations is the result of the dramatic decline in conventional originations in 2022 as a result of the aforementioned intense pressure on mortgage originations due to the dramatic collapse of the mortgage refinance market and the weakening mortgage purchase market.

In 2022, our NonQM originations had a weighted average Fair Isaac Corporation credit score (FICO) of 738 and a weighted average LTV ratio of 67%. In 2021, our NonQM originations had a weighted average FICO of 747 and a weighted average LTV ratio of 65%. In 2022, the retail channel accounted for 43% of NonQM originations while the TPO channels accounted for 57% of NonQM production. In 2021, the retail channel accounted for 28% of NonQM originations while the TPO channels accounted for 72% of NonQM production.

We believe the quality, consistency and performance of our NonQM originations has been demonstrated through the previous issuance of 21 securitizations since 2018, whereby our originations were represented as the largest originator in over half of the deals and represented no less than the third largest originator in the other deals. Four of the 21 securitizations were 100% backed by NonQM collateral from the Company with the senior tranches receiving AAA ratings.

In December 2022, we sold $68.0 million of our government insured mortgage servicing rights (MSRs) for approximately $725 thousand, receiving $508 thousand in proceeds upon sale, with the remaining proceeds received in 2023 upon transfer of the servicing and transfer of all trailing documents. As a result of the sale, we were not servicing mortgage loans at December 31, 2022 as compared to a mortgage servicing portfolio of $71.8 million at December 31, 2021. The servicing portfolio generated net servicing fees of $63 thousand for the year ended December 31, 2022, as compared to net servicing expense of $432 thousand for the year ended December 31, 2021, as a result of the small unpaid principal balance (UPB) of the servicing portfolio during the year.

Real estate services fees, net are generated from our former long term mortgage portfolio. We provide portfolio loss mitigation and real estate services including real estate owned (REO) surveillance and disposition services, default surveillance and loss recovery services, short sale and real estate brokerage services, portfolio monitoring and reporting services. Additionally, as previously noted, in March 2022, we sold our residual interest certificates, and assigned certain optional termination and loan purchase rights which entails the entire legacy securitization portfolio within our long-term mortgage portfolio. As a result, it is our expectation that the real estate services fees, net, generated from the long-term mortgage portfolio will decline in future periods as the securitizations are called or collapsed by the purchaser. For the year ended December 31, 2022, real estate service fees, net, were $1.1 million as compared to $1.1 million for the year ended December 31, 2021. For the year ended December 31, 2022, the real estate services segment posted a loss before income taxes of $292 thousand as compared to a loss before income taxes of $265 thousand for the year ended December 31, 2021.

As of December 31, 2022, the Company had unrestricted cash and cash equivalents of $25.9 million, and $9.4 million in unencumbered loans. In the first quarter of 2023, as part of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (CARES), the Company filed for $7.3 million of employee retention credit, which is expected to be received by the end of 2023.

Recent Updates

In line with our expense management strategies, in addition to the lease termination in January, we repositioned our retail consumer direct channel, CashCall Mortgage (CCM) to be a mortgage broker rather than a direct lender at the end of 2022 and into 2023. As noted in previous years, our government-sponsored enterprise (GSE) loan originations were sold directly through aggregators. While we remain in good standing with our aggregator partners, the cost to produce retail loans in light of the rising rate environment and severe margin compression felt across the residential mortgage industry proved challenging, resulting in lower origination volumes and higher cost to produce throughout 2022. We believe that the broker fulfillment model has many strengths including a reduced expense load associated with personnel, operational and technology support, and reduced marketing needs due to organic lead volume generated by the CCM brand. Broker fulfillment also supports a broader product offering to CCM consumers, allowing the Company to move away from the expense and complexity of managing multiple lending products with support from several departments. We believe adopting a more cost-effective origination strategy is essential to managing the overall monthly expense load of the retail channel while also driving revenue across a broad spectrum of product offerings to consumers.

Additionally, given our lack of conventional GSE origination volume and servicing rights over the past several years, with no direct GSE deliveries to Fannie Mae or Freddie Mac since 2016 and 2020, respectively, we intend to voluntarily relinquish our GSE Seller/Servicer designation which have been suspended during these periods of non-delivery. We expect to be a third-party originator with both GSEs to support our broker model as needed.

Our wholesale channel continued to experience significant volume and margin deterioration during the latter half of 2022, and into 2023. The continued volatility experienced with the NonQM market associated with liquidity, product offerings, expansive credit to meet consumer demand, and rising rates have all proven to be a considerable hindrance to maintaining a profitable channel in the wholesale space. It is our belief that the market conditions and projections will not improve in the near term, and as a result, in the first quarter of 2023, the Company decided to wind down operations within its wholesale channel until market conditions improve. With minimal active loans in the pipeline, the Company had no outstanding warehousing or counterparty obligations associated with its wholesale activity. At December 31, 2022, we did not renew our $25.0 million warehouse facility, thereby further reducing warehouse capacity to $16.0 million with one counterparty.

As noted above, the Company intends to remain focused on serving consumers through its retail channel, exclusively through a broker model fulfillment strategy until market conditions improve to support other opportunities in the direct and/or wholesale lending space.

In the fourth quarter of 2022, the Company completed the exchange offers and redemption of its outstanding Series B Preferred Stock and Series C Preferred Stock. In connection with the consummation of those transactions and final dispositions in the Company’s Curtis J. Timm, et al. v Impac Mortgage Holdings, Inc. litigation, the Company issued an aggregate of 34,684,686 shares of its 8.25% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share, 15,066,038 shares of its Common Stock, warrants to purchase an additional 2,107,618 shares of Common Stock, and cash of approximately $1.2 million which was payable as outstanding dividends for three (3) quarters in 2009 on its Series B Preferred Stock.

Summary Balance Sheet	December 31,	December 31,
(in thousands, except per share data)	2022	2021
ASSETS
Cash	$25,864	$29,555
Mortgage loans held-for-sale	13,052	308,477
Mortgage servicing rights	-	749
Securitized mortgage trust assets	-	1,642,730
Other assets	21,415	41,260
Total assets	$60,331	$2,022,771

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$3,622	$285,539
Debt	42,753	66,536
Securitized mortgage trust liabilities	-	1,614,862
Other liabilities	25,559	45,898
Total liabilities	71,934	2,012,835
Total equity	(11,603)	9,936
Total liabilities and stockholders’ equity	$60,331	$2,022,771

Book value per share	$(0.32)	$0.47
Tangible Book value per share	$(0.32)	$0.47

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “On March 8th of last week, the Company issued a business update discussing how it has proactively adjusted its strategy to navigate market and industry conditions, including a pivot in its business model and an aggressive expense reduction initiative. We believe events of the recent week evidence an accelerating deterioration of market conditions and operating environment. The residential mortgage market has been challenged by adverse macro-economic conditions ushered in by rate and credit dislocation that commenced in the fourth quarter of 2021. Non-transitory inflation and Fed tightening, coupled with widening credit spreads, has reduced the addressable market for our product offerings. Despite competitor consolidation and closures, excess industry origination capacity remains, evidenced by participants pricing to decreased net margins in pursuit of market share. The Company has no intention of engaging in systematic, non-economic activities. The Company has no visibility as to when these dislocations will abate and return the industry to normalized volumes and margins. We believe the proactive initiatives that the Company undertook in 2022 and early 2023, have aligned the stakeholders of the Company’s capital stack and reduced its overall operating expense load. These accomplishments continue the theme of eliminating complexity and reducing costs from the Company’s corporate and operating verticals, thus permitting the Company to focus on complimentary strategic ventures, adjacent revenue opportunities and attendant capital raise and corporate finance activities.”

Non-GAAP Financial Measures

This release contains adjusted earnings (loss) and per share as performance measures, to supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP), we use the following non-GAAP financial measures: adjusted (loss) before tax and diluted adjusted (loss) per common share before tax. Adjusted (loss) and diluted adjusted loss per common share are financial measurements calculated by adjusting GAAP net (loss) before tax to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and legacy non-recurring expenses. We believe adjusted loss provides useful information to investors regarding our results of operations as it assists both investors and management in analyzing and benchmarking the performance and value of our core business of mortgage lending over multiple periods. Adjusted (loss) facilitates company-to-company operating performance comparisons by backing out potential non-cash differences caused by variations in hedging strategies and changes in valuations for long-term debt and net trust assets, which may vary for different companies for reasons unrelated to operating performance, as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP financial measures are not intended to be considered in isolation and should not be a substitute for net (loss) earnings before income taxes, net (loss) earnings or diluted (loss) earnings per common share (EPS) or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. The tables below provide a reconciliation of net (loss) before tax and diluted (loss) per common share to non-GAAP adjusted loss before tax and non-GAAP diluted adjusted loss per common share:

	For the Three Months Ended			For the Year Ended
Adjusted Earnings (Loss)	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share data)	2022	2022	2021	2022	2021
(Loss) earnings before income taxes:	$(11,776)	$(13,006)	$3,590	$(39,394)	$(3,807)

Change in fair value of mortgage servicing rights	138	(223)	(32)	(317)	(221)
Change in fair value of long-term debt	430	435	(1,459)	(2,757)	(2,098)
Change in fair value of net trust assets, including trust REO (losses) gains	—	—	(7,284)	(9,248)	(6,582)
Legacy corporate-owned life insurance (1)	225	177	166	(257)	330
Adjusted loss before tax	$(10,983)	$(12,617)	$(5,019)	$(51,973)	$(12,378)

Diluted weighted average common shares	31,144	21,523	21,359	23,918	21,332
Diluted adjusted loss per common share before tax	$(0.35)	$(0.59)	$(0.23)	$(2.17)	$(0.58)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Diluted (loss) earnings per common share	$(0.38)	$(0.62)	$0.15	$(1.65)	$(0.22)
Adjustments:
Cumulative non-declared dividends on preferred stock	—	0.02	0.02	—	0.04
Change in fair value of mortgage servicing rights	0.01	(0.01)	—	(0.01)	(0.01)
Change in fair value of long-term debt	0.01	0.01	(0.07)	(0.11)	(0.10)
Change in fair value of net trust assets, including trust REO gains (losses)	—	—	(0.34)	(0.39)	(0.31)
Legacy corporate-owned life insurance	0.01	0.01	0.01	(0.01)	0.02
Diluted adjusted loss per common share before tax	$(0.35)	$(0.59)	$(0.23)	$(2.17)	$(0.58)

Conference Call

The Company will hold a conference call on March 16, 2023, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results and business outlook and answer investor questions. After the Company’s prepared remarks, management will host a Q&A session. To submit questions, please email your questions to Justin.Moisio@ImpacMail.com. Investors may participate in the conference call by dialing (800) 715-9871 conference ID number 3840699 or accessing the webcast via our website at http://ir.impaccompanies.com. Dial-in 15 minutes prior to the scheduled start time to participate in the conference call. The conference call will be archived on the Company's website at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: any adverse impact or disruption to the Company’s operations; changes in general economic and financial conditions (including federal monetary policy, interest rate changes, and inflation); increase in interest rates, inflation, and margin compression; ability to successfully implement and maintain a broker model; ability to successfully sell loans to third-party investors; successful development, marketing, sale and financing of new and existing financial products; volatility in the mortgage industry; performance of third-party sub-servicers; our ability to manage personnel expenses, operational and technology support, and reduced marketing needs; our ability to successfully use warehousing capacity and satisfy financial covenants; our ability to maintain compliance with the continued listing requirements of the NYSE American for our common stock; increased competition in the mortgage lending and broker industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; impact on the U.S. economy and financial markets due to the continued effect of the COVID-19 pandemic; and compliance with applicable local, state and federal laws and regulations.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the SEC and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and expressly disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation, real estate services, and the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Website: http://ir.impaccompanies.com or www.impaccompanies.com